EXHIBIT 10.4
EXECUTION VERSION
OMNIBUS OPERATING AGREEMENT
     This Omnibus Operating Agreement (this “Agreement”) is made and entered into this 6th day of May, 2008, by and between Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA”), and Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company (“PSE USA”). Pioneer USA and PSE USA are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
     In consideration of the premises, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “AAA” means the American Arbitration Association.
     “Applicable Wellbore” means (a) with respect to a Replacement Well, the Wellbore in replacement of which such Replacement Well was drilled, as described below in the definition of “Replacement Well,” and (b) with respect to a Down-Spaced Well, the previously existing Wellbore associated with such Down-Spaced Well, as described below in the definition of “Down-Spaced Well.”
     “Boundary Line Down-Spaced Well” means a Down-Spaced Well having a bottom-hole location on or within one hundred feet (100’) of a boundary line of an Existing Wellbore Tract.
     “Down-Spaced Well” means an additional well authorized or permitted by the Texas Railroad Commission to be drilled and produced from a bottom hole location within, or on a boundary of, an Existing Wellbore Tract, or outside of an Existing Wellbore Tract but within one hundred feet (100’) of a boundary line of such Existing Wellbore Tract. In no event shall PSE USA propose a Down-Spaced Well to be drilled, deepened, sidetracked, or completed to a depth below the deepest perforation producing in the Applicable Wellbore.
     “Dual Boundary Down-Spaced Well” means a Down-Spaced Well having a bottom-hole location on or within one hundred feet (100’) of two (2) boundary lines of an Existing Wellbore Tract.
     “Existing Production Facility” means any Production Facility currently handling production from one or more Wellbores.
     “Expanded Production Facility” means an Existing Production Facility which has been expanded to increase capacity in order to accommodate production from Pioneer Wells, as more particularly described in Section 6.06.

     “Existing Wellbore Tract” means the forty (40) acre, quarter-quarter section of land within which is located the bottom hole of a Wellbore or Replacement Well which is then completed in and producing from the interval defined in the Spraberry (Trend Area) special field rules.
     “Governmental Body” – any:
(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any Governmental Body, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “New Production Test Equipment” means the test separator(s), production separator, header, pumps, and lines or such other equipment added at an Existing Production Facility solely to measure, separate, and allocate/transfer production to/from the Pioneer Wells, as more particularly described in Section 6.06(a).
     “Offsetting Tract” means (a) with respect to a Single Boundary Down-Spaced Well, that certain forty (40) acre, quarter-quarter section of land that adjoins that certain boundary line of the Existing Wellbore Tract with respect to which the proposed Single Boundary Down-Spaced Well is to be bottom-holed within one hundred feet (100’), and (b) with respect to a Dual Boundary Down-Spaced Well, those certain three (3) forty (40) acre, quarter-quarter sections of land that touch that certain corner of the Existing Wellbore Tract with respect to which the proposed Dual Boundary Down-Spaced Well is to be bottom-holed on or within one hundred feet (100’).
     “Omnibus Agreement” means that certain Omnibus Agreement dated May 6, 2008, by and among Pioneer Southwest Energy Partners L.P., Pioneer Natural Resources GP LLC, Pioneer Natural Resources Company, Pioneer USA, and Pioneer Southwest Energy Partners USA LLC.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, or any other entity.

     “Pioneer Operating Agreement” has the meaning assigned thereto in Section 2.03.
     “Pioneer Wells” means both (a) wells operated by Pioneer USA, and (b) wells that Pioneer USA owns a working interest in but does not operate, other than (in both cases (a) and (b)) the Wellbores, Replacement Wells, and Down-Spaced Wells.
     “Production Facility” means the surface equipment beyond the wellhead connections, including stock tanks, separators, treaters, pumping equipment, saltwater disposal wells (excluding salt water disposal facilities jointly owned by Pioneer USA and third party(ies)), and associated equipment, handling the production from one or more Wellbores.
     “Replacement Well” means any well proposed to be drilled to a bottom hole location within the same forty (40) acre, quarter-quarter section of land upon which the bottom hole location of a Wellbore or Down-Spaced Well is physically located or within one hundred feet (100’) of the surface location in the event such bottom hole location or quarter-quarter section cannot be reasonably determined, and which is drilled in replacement of such Wellbore or Down-Spaced Well as a result of the temporary or permanent plugging and abandonment of such Wellbore or Down-Spaced Well due to mechanical failure and not due to depletion in the then producing perforations. In no event shall PSE USA propose a Replacement Well to be drilled, deepened, sidetracked, or completed to a depth below the deepest perforation producing in the Applicable Wellbore immediately prior to the mechanical failure of the Applicable Wellbore. Within the same limitations, a Replacement Well may also be drilled in replacement of a previously drilled Replacement Well.
     “Rules” means the Commercial Arbitration Rules of the AAA.
     “Single Boundary Down-Spaced Well” means a Down-Spaced Well having a bottom-hole location on or within one hundred feet (100’) of only a single boundary line of an Existing Wellbore Tract.
     “Third Party Operating Agreement” has the meaning assigned thereto in Section 2.02.
     “Wellbores” means all of those certain wellbores described in the Omnibus Agreement.
ARTICLE II
RECITALS
     2.01. Pursuant to the transactions referred to in the Omnibus Agreement, PSE USA has acquired, or is or will be acquiring, an undivided interest in and to the Wellbores.
     2.02. With respect to certain Wellbores, operating agreements between Pioneer USA, as operator, and third parties, as non-operators (the “Third Party Operating Agreements”), are already in place.
     2.03 With respect to those Wellbores that are not presently subject to a Third Party Operating Agreement, the Parties are entering into an operating agreement of even date herewith,

with Pioneer USA as operator and PSE USA as non-operator (the “Pioneer Operating Agreement”).
     2.04. The Parties desire to enter into this Agreement to set forth their understanding and agreement with respect to certain restrictions and limitations on the rights of PSE USA and the further rights of the Parties under the Pioneer Operating Agreement and the Third Party Operating Agreements.
ARTICLE III
TERM
     This Agreement shall remain in effect until the earlier to occur of the following: (a) the termination of the Pioneer Operating Agreement and all Third Party Operating Agreements; or (b) the termination of this Agreement by the mutual written consent of the Parties. In addition, if Pioneer USA resigns as operator under the Pioneer Operating Agreement or any Third Party Operating Agreement (or is no longer the operator under any Third Party Operating Agreement for any reason), this Agreement shall terminate, insofar and only insofar as it applies to any then-existing Wellbores, Replacement Wells, and Down-Spaced Wells covered by such operating agreement(s) under which Pioneer USA has resigned as or is no longer operator, when such resignation or other termination of operatorship becomes effective; however, this Agreement shall continue in effect insofar as it applies to any subsequently proposed Replacement Wells or Down-Spaced Wells for the Applicable Wellbores. Notwithstanding the termination of this Agreement: (a) Pioneer USA shall continue to have the rights set forth below in Section 6.06 for so long as necessary, in its sole discretion, to utilize Existing Production Facilities or Expanded Production Facilities for the delivery and handling of production from Pioneer Wells; (b) PSE USA shall continue to have the right to propose, participate, and/or go non-consent in Replacement Wells and Down-Spaced Wells indefinitely; and (c) Pioneer USA shall continue to have the rights set forth below in Section 6.07 indefinitely.
ARTICLE IV
SPECIAL PROVISIONS REGARDING THE PIONEER OPERATING AGREEMENT
     Notwithstanding anything to the contrary contained in the Pioneer Operating Agreement, the Parties agree as follows:
     4.01. PSE USA shall not have the right to remove Pioneer USA as the operator under the Pioneer Operating Agreement; however, if Pioneer USA resigns as the operator, or sells all of its interest in the area covered by the Pioneer Operating Agreement to a third party, PSE USA shall have the right to vote for the selection of a successor operator pursuant to the terms and conditions of Article V.B.2 of the Pioneer Operating Agreement.
     4.02. PSE USA shall have the right, along with Pioneer USA, to propose (subject to the limitation in the following sentence), participate, and/or go non-consent in subsequent operations in the Wellbores and the drilling of Replacement Wells and/or Down-Spaced Wells pursuant to the terms and conditions of Article VI.B of the Pioneer Operating Agreement; however, if a subsequent operation proposal by PSE USA conflicts with a subsequent operation proposal by

Pioneer USA (regardless of which proposal preceded the other), PSE USA shall withdraw its proposal in favor of Pioneer USA’s proposal. PSE USA shall not propose the drilling of a Down-Spaced Well with less than twenty (20) acre density.
     4.03. With respect to any Replacement Well or Down-Spaced Well for which the Applicable Wellbore is subject to the Pioneer Operating Agreement:
     (a) PSE USA shall not propose any Replacement Well or Down-Spaced Well to a depth below the deepest producing perforation in the Applicable Wellbore.
     (b) If Pioneer USA proposes a Replacement Well or Down-Spaced Well to be both (i) drilled and completed in an objective depth and/or interval that is deeper than the deepest producing perforation in the Applicable Wellbore, and (ii) dually completed in or commingled with production from a producing perforation in the Applicable Wellbore, PSE USA shall have the right to participate in such proposal.
     (c) If PSE USA participates in the drilling of any Replacement Well or Down-Spaced Well, then, following the completion of such Replacement Well or Down-Spaced Well, Pioneer USA shall execute and deliver (or cause to be executed and delivered) to PSE USA a recordable assignment and bill of sale and such other documents (comparable to those executed in conjunction with the Wellbores, and containing a comparable title indemnity) as necessary to convey to PSE USA an undivided interest in the wellbore of the Replacement Well or Down-Spaced Well from the surface to the deepest producing perforation in the Replacement Well or Down-Spaced Well, as the case may be (together with an easement for operating purposes extending an additional one hundred feet (100’) in depth), which undivided interest shall be in such amount that the ratio of PSE USA’s interest to Pioneer USA’s interest is the same in the Replacement Well or Down-Spaced Well as it is in the Applicable Wellbore. Prior to the spudding of any Replacement Well or Down-Spaced Well that is proposed under Section 4.03(b) to be drilled and completed in a deeper objective depth and/or interval than the deepest producing perforation in the Applicable Wellbore, and in consideration of the rights to participate in such well and to receive such assignment and bill of sale, PSE USA shall pay to Pioneer USA its working interest share of the fair market value of such objective depth and/or interval that is deeper than the deepest producing perforation in the Applicable Wellbore, as mutually agreed by Pioneer USA and PSE USA. If the Parties are unable to reach an agreement on the fair market value of such objective depth and/or interval, then the Parties shall select an independent appraiser to make such determination. If the Parties are unable to agree on an independent appraiser, each Party shall select one independent appraiser, and the two appraisers so selected shall select a third independent appraiser, who shall make the determination of fair market value. The independent appraiser’s determination will be binding on the Parties.
     (d) If no Replacement Well is proposed by Pioneer USA or PSE USA, but Pioneer USA subsequently drills and completes a well in which PSE USA does not have the right to participate as a producer or a dry hole at a deeper depth than the deepest existing perforation in the Applicable Wellbore within the applicable Existing Wellbore Tract, and Pioneer USA thereafter proposes a plugback of such subsequent well as a Replacement Well or Down-Spaced Well, PSE USA shall have the right to participate in such plugback attempt, subject to a well cost adjustment to be calculated in a manner consistent with the well cost adjustment mechanisms set forth in Article VI.B.4(a) or VI.B.4(b) of the Pioneer Operating Agreement, as applicable. If PSE USA participates in such plugback attempt, Pioneer USA shall execute and deliver (or cause to be executed and delivered) to PSE USA a recordable assignment and bill of sale conveying to PSE USA an undivided interest in the Replacement Well or Down-Spaced Well from the surface to the deepest producing perforation in such well (together with an easement for operating purposes extending an additional one hundred feet (100’) in depth), which undivided interest shall be in such amount that the ratio of PSE USA’s interest to Pioneer USA’s interest is the same in the Replacement Well and Down-Spaced Well as it is in the Applicable Wellbore.
     (e) Following each transaction described in subsection 4.03(c) or (d) above, the Parties shall amend Exhibit A-1 to the Pioneer Operating Agreement to reflect the Parties’ respective interests in the Replacement Well or Down-Spaced Well from the surface to the deepest producing perforation in such Replacement Well or Down-Spaced Well.
     4.04 Pioneer USA shall have the right to take over Wellbores, Replacement Wells, and Down-Spaced Wells agreed to be permanently plugged and abandoned by the Parties for Pioneer USA’s exclusive use. If Pioneer USA elects to exercise such right, it shall pay PSE USA for its pro-rata share of the value of the salvable material and equipment, less its pro-rata shares of the estimated costs of salvaging, plugging and abandoning, and restoring the surface. If, however, such plugging and restoration costs are higher than the salvage value, PSE USA shall tender its pro-rata share of such excess to Pioneer USA. If Pioneer USA exercises this right to take over a Wellbore, Replacement Well, or Down-Spaced Well, PSE USA shall execute and deliver (or cause to be executed and delivered) to Pioneer USA a recordable assignment and bill of sale conveying to Pioneer USA all of PSE USA’s interest in such Wellbore, Replacement Well, or Down-Spaced Well. Pioneer USA shall fully protect, defend, indemnify, and hold PSE USA harmless from and against all losses, costs, claims, demands, expenses, damages, liabilities, suits, actions, judgments, and decrees arising out of, attributable to, or resulting from Pioneer USA’s subsequent operations on and in such Wellbore, Replacement Well, or Down-Spaced Well.
ARTICLE V
SPECIAL PROVISIONS REGARDING THE THIRD PARTY OPERATING AGREEMENTS
     Notwithstanding anything to the contrary contained in any Third Party Operating Agreement, the Parties agree as follows:
     5.01. PSE USA shall never vote to remove Pioneer USA as operator.
     5.02 PSE USA shall have the right (along with other parties to the Third Party Operating Agreements) to propose, participate, and/or go non-consent in subsequent operations in the Wellbores and the drilling of Replacement Wells and/or Down-Spaced Wells, pursuant to the terms of such applicable Third Party Operating Agreement, subject to the following restrictions:

     (a) If a subsequent operation proposal by PSE USA conflicts with a subsequent operation proposal by Pioneer USA (regardless of which proposal preceded the other), PSE USA shall withdraw its proposal in favor of Pioneer USA’s proposal.
     (b) If a subsequent operation proposal by Pioneer USA conflicts with a subsequent operation proposal by a third party Non-Operator, PSE USA shall vote in favor of Pioneer USA’s proposal.
     5.03 With respect to any Replacement Well or Down-Spaced Well for which the Applicable Wellbore is subject to a Third Party Operating Agreement:
     (a) PSE USA shall not propose any Replacement Well or Down-Spaced Well to a depth below the deepest producing perforation in the Applicable Wellbore.
     (b) If Pioneer USA or any third party non-operator proposes a Replacement Well or Down-Spaced Well to be both (i) drilled and completed in an objective depth and/or interval that is deeper than the deepest producing perforation in the Applicable Wellbore, and (ii) dually completed in or commingled with production from a producing perforation in the Applicable Wellbore, then PSE USA shall have the right to participate in such proposal.
     (c) If PSE USA participates in any proposal to drill a Replacement Well or Down-Spaced Well, then, following the completion of such Replacement Well or Down-Spaced Well, the Parties shall prepare and execute (or cause to be executed) such documents (comparable to those executed in conjunction with the Wellbores, and containing a comparable title indemnity) as are necessary for PSE USA to acquire an undivided interest in the wellbore of the Replacement Well or Down-Spaced Well from the surface to the deepest producing perforation in the Replacement Well or Down-Spaced Well, as the case may be (together with an easement for operating purposes extending an additional one hundred feet (100’) in depth), which undivided interest shall be in such amount that the ratio of PSE USA’s interest to Pioneer USA’s interest is the same in the Replacement Well and Down-Spaced Well as it is in the Applicable Wellbore. Prior to the spudding of any Replacement Well or Down-Spaced Well that is proposed to be drilled and completed in a deeper objective depth and/or interval than the deepest producing perforation in the Applicable Wellbore, and in consideration of the rights to participate in such well and to acquire such interest, PSE USA shall pay to Pioneer USA its working interest share of the fair market value of such objective depth and/or interval that is deeper than the deepest producing perforation in the Applicable Wellbore, as mutually agreed by Pioneer USA and PSE USA. If the Parties are unable to reach an agreement on the fair market value of such objective depth and/or interval, then the fair market value shall be determined by an independent appraiser as described above in Section 4.03(c).
     (d) If no Replacement Well is proposed by any party, but Pioneer USA or any other party to a Third Party Operating Agreement subsequently drills and completes a well in which PSE USA does not have the right to participate as a producer or a dry hole at a deeper depth than the deepest existing perforation in the Applicable Wellbore within the applicable Existing Wellbore Tract, and Pioneer USA or any other party to such Third Party Operating Agreement thereafter proposes a plugback of such subsequent well as a Replacement Well or Down-Spaced Well, PSE USA shall have the right to participate in such plugback attempt, subject to (i) the approval of the other parties to such Third Party Operating Agreement, (ii) a well cost adjustment to be calculated in a manner consistent with the well cost adjustment mechanisms set forth in such Third Party Operating Agreement, as applicable, and (iii) if applicable, recovery of the nonconsent penalty under such Third Party Operating Agreement. If PSE USA participates in such plugback attempt, the Parties shall prepare and execute (or cause to be executed) such documents as are necessary for PSE USA to acquire an undivided interest in the Replacement Well or Down-Spaced Well from the surface to the deepest producing perforation in such well (together with an easement for operating purposes extending an additional one hundred feet (100’) in depth), which undivided interest shall be in such amount that the ratio of PSE USA’s interest to Pioneer USA’s interest is the same in the Replacement Well or Down-Spaced Well as it is in the Applicable Wellbore.
     (e) Following each transaction described in subsection 5.03(c) or (d) above, Pioneer USA shall prepare and circulate to the other parties to the applicable Third Party Operating Agreement an amended Exhibit “A-1” (or other applicable exhibit) to such Third Party Operating Agreement to reflect the respective interests of the Parties and the other parties to such Third Party Operating Agreement in the Replacement Well or Down-Spaced Well from the surface to the deepest producing perforation in such Replacement Well or Down-Spaced Well.
ARTICLE VI
SPECIAL PROVISIONS REGARDING BOTH THE PIONEER OPERATING AGREEMENT AND THE THIRD
PARTY OPERATING AGREEMENTS
     Notwithstanding anything to the contrary contained in either the Pioneer Operating Agreement or any Third Party Operating Agreement, the Parties agree as follows:
     6.01. PSE USA shall have the right to take its share of production under any Third Party Operating Agreement in kind pursuant to terms and conditions substantially similar to those applicable to PSE USA in Article VI.G of the Pioneer Operating Agreement.
     6.02 Subject to PSE USA’s right to take in kind as set forth above in Section 6.01 and in Article VI.G of the Pioneer Operating Agreement, for so long as Pioneer USA owns an interest in the Wellbores, Replacement Wells, and/or Down-Spaced Wells, Pioneer USA shall market all of PSE USA’s production on behalf of PSE USA from such Wellbores, Replacement Wells, and/or Down-Spaced Wells under the same terms and conditions as Pioneer USA markets its own production. While this right to market may include arrangements for processing gas, PSE USA shall be responsible for all applicable processing fees and charges and shall not share in plant revenues, discounts, or benefits derived from or attributable to Pioneer USA’s ownership in any such processing plant or facilities. Pioneer USA shall disburse (or cause to be disbursed) revenues to PSE USA and the other owners of production, including the royalty owners. Pioneer USA shall not have any liability to PSE USA for the failure to timely or properly pay any such disbursements to the other owners of production, or for any penalties and/or interest resulting therefrom.

     6.03. If a lease is lost due to title failure or by operation of its terms, PSE USA shall be allowed to participate under the renewal provision but INSOFAR AND ONLY INSOFAR as to the productive interval or behind-pipe intervals in the existing Wellbores, Replacement Wells, or Down-Spaced Wells, as the case may be. PSE USA shall reimburse Pioneer USA for its pro-rata share (being equal to its working interest in the well affected by the failure, or its weighted working interest, if more than one well is affected) of the actual leasing costs incurred by Pioneer USA.
     6.04. PSE USA shall neither (a) make any application before a Governmental Body, including applications regarding spacing, down-spacing, density, special field rules, or allowables, except as hereinafter provided in this Section 6.04, nor (b) object to any such application made by Pioneer USA. Further, upon the request of Pioneer USA, PSE USA will affirmatively waive any objections to any such application by Pioneer USA. Notwithstanding anything in this paragraph to the contrary, PSE USA shall have the right to make application before a Governmental Body for exceptions to the Spraberry (Trend Area) special field rules for down-spacing to no less than twenty (20) acre density. If revised proration unit plats, Railroad Commission of Texas Forms P-15, and/or similar filings are needed in Pioneer USA’s sole judgment for any purpose, Pioneer USA shall prepare such proration unit plats, Railroad Commission of Texas Forms P-15, and/or similar filings for the Parties and submit same to the appropriate Governmental Body.
     6.05. Pioneer USA shall tender all lease maintenance payments, if any, on behalf of PSE USA, subject to reimbursement from PSE USA. Pioneer USA shall retain and maintain all division of interest and revenue decks, and all well, lease, and contract files. Pioneer USA shall not have any liability to PSE USA for the failure to timely or properly tender any such lease maintenance payments, unless such failure results from the gross negligence or willful misconduct of Pioneer USA.
     6.06. Subject to the further terms and conditions set forth below, PSE USA authorizes Pioneer USA to utilize the Existing Production Facilities as necessary in Pioneer USA’s sole discretion for separating, storing, handling, compressing, dehydrating, treating, and delivering oil, gas, and water from Pioneer Wells. Pioneer USA recognizes, however, that the Existing Production Facilities may be limited by physical restrictions from accepting some or all of the production from the Pioneer Wells, such that Pioneer USA may be required to construct its own Production Facilities.
     (a) If Pioneer USA, as operator of the Existing Production Facilities, determines, in its sole discretion, that there is sufficient capacity (physical and contractual) at an Existing Production Facility to accommodate separately metered production from Pioneer Wells, Pioneer USA is authorized to construct, maintain, and operate gathering lines to deliver production from the Pioneer Wells to such Existing Production Facility. If the production from the Pioneer Wells will not be metered prior to being delivered to the Existing Production Facility, Pioneer USA shall install New Production Test Equipment to measure the production from the Pioneer Well(s). Pioneer USA shall pay for one hundred percent (100%) where no third party owners exist, and its pro-rata share (which shall include PSE USA’s share) where third party owners exist, of the costs of connecting the Pioneer Wells to the Existing Production Facility, including all costs associated with the installation of the New Production Test Equipment. Pioneer USA shall have no liability to PSE USA if the connection of a Pioneer Well to an Existing Production Facility requires or results in the temporary interruption of production delivered from other Wellbores, Replacement Wells, or Down-Spaced Wells connected to such Existing Production Facility. Further, Pioneer USA shall bear its proportionate share of the cost of maintaining and operating each Existing Production Facility, including any New Production Test Equipment – such proportionate share to be determined by dividing the total number of Pioneer Wells utilizing the Existing Production Facility by the total number of all wells utilizing such Existing Production Facility. After installation, the New Production Test Equipment shall be owned by the then-current owners and maintained and operated by the then-current operator of the Existing Production Facility.
     (b) If Pioneer USA determines, in its sole discretion, that there is insufficient capacity (physical or contractual) at an Existing Production Facility to handle production from any Pioneer Well, Pioneer USA may elect to expand an Existing Production Facility to increase its capacity in order to handle such production. Pioneer USA shall pay for one hundred percent (100%) where no third party owners exist, and its pro-rata share (which shall include PSE USA’s share) where third party owners exist, of the expansion costs and the costs to subsequently connect the Pioneer Wells to the Expanded Production Facility. Pioneer USA shall have no liability to PSE USA if the expansion of an Existing Production Facility results in the temporary interruption of production from other Wellbores, Replacement Wells, or Down-Spaced Wells connected to such Existing Production Facility. Further, Pioneer USA shall bear its proportionate share of the cost of maintaining and operating the Expanded Production Facility – such proportionate share to be determined by dividing the total number of Pioneer Wells utilizing the Expanded Production Facility by the total number of all wells utilizing such Expanded Production Facility. After installation, the Expanded Production Facility shall be owned by the then-current owners and maintained and operated by the then-current operator of the applicable Existing Production Facility.
     (c) Nothing herein shall be construed to impart, transfer, or convey any additional ownership or liability in an Existing Production Facility or Expanded Production Facility to Pioneer USA.
     6.07 If Pioneer USA resigns as operator under the Pioneer Operating Agreement or any Third Party Operating Agreement (or is no longer the operator under any Third Party Operating Agreement for any reason), then any successor operator shall, upon the request of Pioneer USA, prepare and file with the appropriate Governmental Body such revised proration unit plats, Railroad Commission of Texas Forms P-15, and/or similar filings as may be necessary in Pioneer USA’s sole judgment for any purpose.
     6.08 If (a) either Party proposes a Boundary Line Down-Spaced Well to be bottomed under or on the boundary line of an Existing Wellbore Tract, or (b) Pioneer USA, as the owner of a working interest in an Offsetting Tract, proposes a Boundary Line Down-Spaced Well to be bottomed under such Offsetting Tract, then Pioneer USA shall be authorized to negotiate an operating agreement for such well among the working interest owners in the Existing Wellbore

Tract and the Offsetting Tract(s) to provide for the allocation of the working and net revenue interests among the working interest owners in the Existing Wellbore Tract and the working interest owners in the Offsetting Tract(s) who participate in such well; provided, however, that the participating working interest owners in the Existing Wellbore Tract, collectively, and the participating working interest owners in each Offsetting Tract, collectively, shall be allocated exactly fifty percent (50%) of such interests in the case of a Single Boundary Down-Spaced Well and exactly twenty-five percent (25%) of such interests in the case of a Dual Boundary Down-Spaced Well. PSE USA agrees to ratify any operating agreement that meets the foregoing conditions.
ARTICLE VII
MISCELLANEOUS PROVISIONS
     7.01. Notices. All notices, requests, or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested, or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made to the attention of such Party at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.01.
PIONEER USA:
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel
PSE USA:
c/o Pioneer Natural Resources GP LLC
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel
     7.02. Additional Properties. If the Parties acquire additional properties that they desire to be subject to this Agreement, they agree that Pioneer USA shall be the operator of such properties (unless the properties are subject to an operating agreement under which a third party is operator and will continue as operator), and agree to make such amendments to this Agreement (and, if applicable, the Pioneer Operating Agreement) as are necessary for this

Agreement (and, if applicable, the Pioneer Operating Agreement) to apply to such additional properties.
     7.03. Jurisdiction; Service of Process. Without limiting the Parties’ agreement to arbitrate in Section 7.17, any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the Parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas (Dallas Division), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
     7.04. Further Action. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all such transactions.
     7.05. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, as well as any Persons asserting rights or claims on behalf of any of the foregoing Persons. Without limiting the preceding sentence, if Pioneer USA resigns as operator under the Pioneer Operating Agreement or any Third Party Operating Agreement (or is no longer the operator under any Third Party Operating Agreement for any reason), the Parties shall cause the successor operator to be subject to and bound by the terms of this Agreement.
     7.06. Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by the other Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of the other Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     7.07. Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute an agreement binding on both Parties, notwithstanding that both Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.
     7.08. Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to the other Party or other circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     7.09. Amendment or Restatements. This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that after the completion of the initial public offering of units by Pioneer Southwest Energy Partners L.P., PSE USA may not, without the prior approval of the conflicts committee of the board of directors of Pioneer Natural Resources GP LLC, or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that Pioneer Natural Resources GP LLC determines will adversely affect the holders of such units .
     7.10. Assignment. Neither Party may assign all or any portion of its rights, nor delegate all nor any portion of its duties, hereunder, unless it continues to remain liable for the performance of its obligations hereunder, and obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, a merger shall not be deemed to be an assignment and a transfer of the rights and an assumption of the obligations under this Agreement; provided further, however, that the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment of such rights or obligations of such Party to this Agreement if the assignee assumes all of the obligations under this Agreement. Nothing contained in this Agreement, express or implied, shall confer on any person other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. If PSE USA makes a permitted conveyance of interests in a Wellbore, Replacement Well, or Down-Spaced Well, it shall, at Pioneer USA’s request, take such actions as necessary to bind the assignee of such conveyance to this Agreement.
     7.11. Direct or Indirect Action. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any affiliate of such Party.
     7.12. Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     7.13. No Recourse Against Officers, Directors, Managers, or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager, or employee of any Party or any officer, director or employee of any affiliate of any Party.
     7.14. Negation of Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, member, or assignee of any Party shall have the right, separate and apart from such Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     7.15. Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
     7.16. Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state, except that the law of another jurisdiction shall apply to this Agreement insofar as this Agreement covers or relates to additional properties that become subject to this Agreement under Section 7.02 above for which it is mandatory that the law of another jurisdiction, wherein or adjacent to which such part of the Assets are located, shall apply.
     7.17. Arbitration. Any disputes regarding fair market value under Sections 4.03(c) and 5.03(c) shall be resolved as provided in such sections. Any other claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement or to the subject matter of this Agreement or to any relationship created thereby (each a “Dispute”) shall be resolved by binding arbitration. A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that this Agreement is unlawful, unenforceable, void, or voidable, or involves claims sounding in tort, contract, statute, or common law. This Section 7.17 shall be binding on and shall inure to the benefit of the Parties and their respective affiliates and subsidiaries. The validity, construction, and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal. Any arbitration under this Agreement shall be administered by the AAA and conducted in accordance with the Rules in existence at the time of the arbitration. In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 7.16 of this Agreement. The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple, or special damages, and the Parties and their affiliates and subsidiaries waive any right they may have to recover such damages from one another. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The seat (or legal place) and venue of the arbitration shall be in Dallas, Texas. The arbitration shall be conducted in the English language. The Dispute shall be decided by a panel of three neutral arbitrators. The claimant or claimants shall nominate an arbitrator at the time of service of a request for arbitration. The respondent or respondents shall nominate an arbitrator at the time of service of the response to the request for arbitration. If the claimant(s) or respondent(s) fail to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules. The two appointed arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration. If the two party-appointed arbitrators are unable to agree upon an arbitrator within fifteen (15) days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules. Notwithstanding the foregoing, if two or more respondents have interests with regard to a Dispute that are not completely common, then all arbitrators shall be appointed in accordance with the Rules and not by nomination or appointment by the Parties. Any arbitration award may be enforced by the courts sitting in Dallas, Texas, or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets).

Any action to challenge, vacate, or set aside the award in whole or in part must be brought in the courts sitting in Dallas, Texas. The Parties and their affiliates and subsidiaries agree to waive any objections they may have to personal jurisdiction, venue, or forum non-conveniens for any action brought to enforce the award in the courts sitting in Dallas, Texas, or any other jurisdiction where a party against which enforcement of the award is sought holds or keeps assets.
     7.18. Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by either Party which is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.
     7.19. No Partnership Intended. If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Pioneer USA is authorized and directed to execute on behalf of each Party such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically all of the returns, statements, and the data required by Treasury Regulation § 1.761. Should there be any requirement that each Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. Neither Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which any Wellbore, Down-Spaced Well, or Replacement Well is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party shall make such election as may be permitted or required by such laws. In making the foregoing election, each party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.
     7.20. Rule Against Perpetuities. It is not the intent of the Parties that any provision herein violate any applicable law regarding the rule against perpetuities, and this Agreement shall be construed as not violating such rule to the extent the same can be construed consistent with the expressed intent of the Parties as set forth in this Agreement. In the event, however, that any provision of this Agreement is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no such violation. To the extent such maximum period is permitted to be determined by reference to lives in being, the Parties agree that “lives in being” shall refer to the lifetime of the last to die of the now living lineal descendants of the late Joseph P. Kennedy, father of the late John F. Kennedy, the 35th President of the United States of America.

[Signature Page Follows]

     EXECUTED as of the date hereof.

Pioneer Natural Resources, USA, Inc.

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and Chief Financial Officer

Pioneer Southwest Energy Partners USA LLC

By:	Pioneer Natural Resources USA, Inc.,
its sole member

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and Chief Financial Officer